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                               HARSCO CORPORATION
                                                                      Exhibit 12
               Computation of Ratios of Earnings to Fixed Charges

                            (In Thousands of Dollars)



                                                               YEARS ENDED DECEMBER 31
                                           -----------------------------------------------------------------
                                             1998          1997          1996          1995          1994
                                           ---------     ---------     ---------     ---------     ---------
  Pre-tax income from continuing
   operations (net of minority interest
   in net income)                          $ 174,874     $ 165,613     $ 145,984     $ 107,073     $  84,197

  Add fixed charges computed below            28,417        24,263        26,181        33,121        37,982

  Net adjustments for equity companies           139          (694)         (181)         (466)         (134)

  Net adjustments for capitalized
   interest                                      (10)           --            --            --          (274)
                                           ---------     ---------     ---------     ---------     ---------
  Fixed Charges                            $ 203,420     $ 189,182     $ 171,984     $ 139,728     $ 121,771
                                           =========     =========     =========     =========     =========

Consolidated Fixed Charges:

  Interest expense per financial
   statements (1)                          $  20,504     $  16,741     $  21,483     $  28,921     $  34,048

  Interest expense capitalized                   128           128           131           134           338

  Portion of rentals (1/3) representing
   an interest factor                          7,785         7,394         4,567         4,066         3,596

  Interest expense for equity companies
   whose debt is guaranteed (2)                   --            --            --            --            --
                                           ---------     ---------     ---------     ---------     ---------
  Consolidated Fixed Charges               $  28,417     $  24,263     $  26,181     $  33,121     $  37,982
                                           =========     =========     =========     =========     =========
Consolidated Ratio of Earnings to
  Fixed Charges                                 7.16          7.80          6.57          4.22          3.21
                                           =========     =========     =========     =========     =========

(1)   Includes amortization of debt discount and expense.

(2) No fixed charges were associated with debt of less than fifty percent owned companies guaranteed by the Company during the five year period 1994 through 1998.